As filed with the Securities and Exchange Commission on April 16, 2014

Registration No. 333-192881

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4 TO FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PETRON ENERGY II, INC.

(Exact name of registrant in its charter)

Nevada	1311	45-2578051
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

17950 Preston Road, Suite 960

Dallas, Texas 75252

(972) 272-8190

 (Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

N/A

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Gregg E. Jaclin, Esq.

Szaferman, Lakind, Blumstein & Blader, P.C.

101 Grovers Mill Road, Second Floor

Lawrenceville, NJ 08648

Tel. No.: (609) 275-0400

Fax No.: (609) 275-4511

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common stock, par value $0.0001 per share, issuable pursuant to the Investment Agreement	300,000,000	$0.0018	$540,000.00	$77.73
Total	300,000,000	$0.0018	$540,000.00	$77.73

(1)	We are registering 300,000,000 shares of our common stock that we will put to CPUS Income Group LLC pursuant to that certain investment agreement (the “Investment Agreement”). The Investment Agreement was entered into on December 13, 2013. In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that the adjustment provisions of the CPUS Investment Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(2)	The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) of the Securities Act on the basis of the closing bid price of the common stock of the registrant as reported on the OTCBB on March 14, 2014.

(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$77.73
Transfer Agent Fees	$1,000.00
Accounting fees and expenses	$5,000.00
Legal fees and expense	$12,500.00
Miscellaneous	$1,000.00
Total	$19,577.73

All amounts are estimates other than the Commission’s registration fee and Legal fees and expenses. CPUS is paying all expenses of the offering listed above.

Item 14. Indemnification of Directors and Officers.

Nevada Revised Statute 78.037 permits a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages relating to breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Nevada Revised Statute 78.300.

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Nevada Revised Statutes 78.7502 provides as follows with respect to indemnification of directors, officers, employees and agents:

(a)	We may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)	We may indemnify any person who was or is a party or is threatened to be made a party to any action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (i) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interest. We may not indemnify him for any claim, issue or matter as to which he has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)	To the extent that our director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, we are required to indemnify him against expenses, including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation and Bylaws provide for elimination of any liability of our directors and officers and indemnity of our directors and officers to the fullest extent permitted by Nevada law.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities issued by us within the past three years that were not registered under the Securities Act:

During the year ended December 31, 2011, the Company sold an aggregate of 10,796,200 shares of the Company’s restricted common stock to 21 “accredited investors” in private transactions for aggregate consideration of $647,772 in a private placement.

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During the year ended December 31, 2012, the Company sold an aggregate of 717,175 shares of the Company’s restricted common stock to 43 “accredited investors” in private transactions for aggregate consideration of $838,326.

On April 18, 2013, in connection with the TCA credit agreement, the Company issued 3,333,334 shares of its common stock to TCA.

During 2013, the Company issued 7,593,037 shares of its common stock to ASC Recap, LLC in connection with a convertible promissory note entered into by and between the Company and ASC Recap, LLC.

During 2013, the Company issued 26,140,220 shares of its common stock to Asher in connection with convertible promissory notes entered into by and between the Company and Asher.

During 2013, the Company sold an aggregate of 41,141,643 shares of the Company’s restricted common stock to 62 “accredited investors” in private transactions for aggregate consideration of $525,150.

During 2013 4,962,502 shares of its Series B Preferred Convertible Stock were converted into 142,653,320 shares of the Company’s common stock.

During 2013 the Company issued 65,539,280 shares of its common stock to AGS Capital Group, LLC in connection with convertible promissory notes entered into by and between the Company and AGS Capital Group, LLC.

During 2013, the Company issued 63,553,210 shares of its common stock to WHC Capital, LLC in connection with convertible promissory notes entered into by and between the Company and WHC Capital, LLC.

During 2013, the Company issued 68,782,347 shares of its common stock to Continental Equities, LLC in connection with convertible promissory notes entered into by and between the Company and Continental Equities, LLC.

During 2013, the Company issued 4,148,806 shares of its common stock to certain vendors and individuals for services rendered.

During 2013, the Company issued 2,950,477 shares of its common stock to an individual in connection with a settlement agreement.

During 2013, the Company issued 4,273,324 shares to two of the Company’s directors for their fees.

From January 1, 2014 through April 7, 2014, 318,060 shares of its Series B Preferred Convertible Stock were converted into 154,066,994 shares of the Company’s common stock.

From January 1, 2014 through April 7, 2014, the Company issued 22,715.580 shares to the Company’s directors for their fees.

From January 1, 2014 through April 7, 2014, the Company sold an aggregate of 235,351,807 shares of the Company’s restricted common stock to 34 “accredited investors” in private transactions for aggregate consideration of $288,810.

From January 1, 2014 through April 7, 2014, the Company issued 15,416,667 shares of its common stock to vendors for services rendered.

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From January 1, 2014 through April 7, 2014, the Company issued 312,267,996 shares of its common stock to AGS Capital Group, LLC in connection with convertible promissory notes entered into by and between the Company and AGS Capital Group, LLC.

From January1, 2014 through April 7, 2014, the Company issued 111,318,172 shares of its common stock to WHC Capital, LLC in connection with convertible promissory notes entered into by and between the Company and WHC Capital, LLC.

From January 1, 2014 through April 7, 2014, the Company issued 44,473,361 shares of its common stock to Continental Equities, LLC in connection with convertible promissory notes entered into by and between the Company and Continental Equities, LLC.

From January 1, 2014 through April 7, 2014, the Company issued 95,518,769 shares of its common stock to Asher Enterprises, Inc. in connection with convertible promissory notes entered into by and between the Company and Asher Enterprises, Inc.

From January 1, 2014 through April 7, 2014, the Company issued 51,814,269 shares of its common stock to LG Capital Funding, LLC in connection with convertible promissory notes entered into by and between the Company and LG Capital Funding, LLC.

From January 1, 2014 through April 7, 2014, the Company issued 97,935,558 shares of its common stock to Union Capital, LLC in connection a convertible promissory note entered into by and between the Company and Union Capital, LLC.

From January 1, 2014 through April 7, 2014, the Company issued 201,316,787 shares of its common stock to Darling Capital, LLC in connection a convertible promissory note entered into by and between the Company and Darling Capital, LLC.

From January 1, 2014 through April 7, 2014, the Company issued 10,416,667 shares of its common stock to Blackbridge Capital in connection a convertible promissory note entered into by and between the Company and Blackbridge Capital.

From January 1, 2014 through April 7, 2014, the Company issued 34,950,000 shares of its common stock to Auctus in connection a convertible promissory note entered into by and between the Company and Auctus.

On April 3, 2014, the Company issued 30,300,030 shares in a partial conversion to a certain investor in exchange for the settlement of certain outstanding debt of the Company.

Unless otherwise noted, the above referenced securities qualify for exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act, based on the following: (a) each of the persons to whom the shares of common stock were issued (each such person, an “Investor”) confirmed to the Company that it or he is an “accredited investor,”as defined in Rule 501 of Regulation D promulgated under the Securiteies Act and has such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities, (b) there was no public offering or general solicitation with respect to the offering of such shares,(c) each Investor was provided with certain disclosure materials and all other information requested with respect to the Company, (d) each Investor acknowledged that all securities being purchased were being purchased for investment intent and were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act and (e) a legend has been, or will be, placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

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Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibit
3.1(1)	Articles of Incorporation
3.2(2)	Certificate of Amendment to Articles of Incorporation (100:1 Forward Split)
3.3(2)	Series A Preferred Stock Designation
3.4(1)	Bylaws
3.5(3)	Series B Preferred Stock Designation
3.6(3)	Plan of Reorganization and Asset Purchase Agreement with One Energy
3.7 (5)	Certificate of Amendment to Articles of Incorporation, filed December 5, 2013
3.8(6)	Certificate of Amendment to Articles of Incorporation, filed February 4, 2014
3.9(6)	Certificate of Amendment to Articles of Incorporation, filed February 27, 2014
3.10(7)	Certificate of Amendment to Articles of Incorporation, filed March 27, 2014
5.1	Legal Opinion of Szaferman, Lakind, Blumstein & Blader, P.C.
10.1(2)	Oil and Gas Lease – Wagoner, Oklahoma
10.2	Deleted
10.3(4)	Investment Agreement, dated December 13, 2013, by and between Petron Energy II, Inc. and CP Us Income Group, LLC.
10.4(4)	Registration Rights Agreement dated December 13, 2013, by and between Petron Energy II, Inc. and CP Us Income Group, LLC.
10.5(9)	Master Exchange Agreement by and among Petron Energy II, Inc. and an Institutional Investor dated April 4, 2014.
23.1(10)	Consent of KWCO, PC
23.2	Consent of Szaferman, Lakind, Blumstein & Blader, P.C. (included in Exhibit 5.1)
23.3(10)	Consent of Forrest A. Garb and Associates, Inc
99.1(8)	Independent Reserve Report of Forrest A. Garb & Associates, Inc. for the year ended December 31,2013.

* To be filed by amendment.

(1) Filed as exhibits to the Company’s Form S-1 Registration Statement filed with the Commission on July 10, 2009, and incorporated herein by reference.

(2) Filed as an exhibit to the Company’s Report on Form 8-K, filed with the Commission on October 18, 2011, and incorporated herein by reference.

(3) Filed as an exhibit to the Company’s Report on Form 8-K, filed with the Commission on February 17, 2012, and incorporated herein by reference.

(4) Filed as an exhibit to the Company’s Report on Form 8-K, filed with the Commission on December 13, 2013, and incorporated herein by reference.

(5) Filed as an exhibit to the Company’s Form S-1 Registration Statement filed with the Commission on December 16, 2013, and incorporated herein by reference.

(6) Filed as an exhibit to the Company’s Amendment 2 to its Registration Statement filed with the Commission on March 3, 2014 and incorporated herein by reference.

(7) Filed as an exhibit to the Company’s Report on Form 8-K filed with the Commission on April 3, 2014, and incorporated herein by reference.

(8) Filed as an exhibit to the Company’s Report on Form 10-K filed with the Commission on April 10, 2014 and incorporated herein by reference.

(9) Filed as an exhibit to the Company’s Report on Form 8-K filed with the Commission on April 7, 2014, and incorporated herein by reference.

(10) Filed as an exhibit to the Company’s Form S-1 Registration Statement filed with the Commission on April 14, 2014, and incorporated herein by reference.

Item 17. Undertakings

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

                    (1) to file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

                            (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

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                            (ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                              (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this rule do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is not part of the registration statement.

Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to item 1100(c) of Regulation AB.

                    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                    (1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

                    (2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

                    (3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

                    (4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

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(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) That, for the purpose of determining liability under the Securities Act to any purchaser:

          If the registrant is relying on Rule 430B:

                    (i) Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                    (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

If the registrant is relying on Rule 430A:

                    (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                    (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on April 16, 2014.

PETRON ENERGY II, INC.

By:	/s/ Floyd L. Smith
Name: Floyd L. Smith
Title: President, Chief Executive Officer,
Secretary, Treasurer and Director
( Duly Authorized , Principal Executive Officer )

By:	/s/ Bob Currier
Name: Bob Currier
Title: Chief Financial Officer,
( Duly Authorized , Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Floyd L. Smith	President, Chief Executive Officer	April 16, 2014
Floyd L. Smith	Secretary, Treasurer and Director
(Principal Executive)

/s/ Bob Currier	Chief Financial Officer	April 16, 2014
Bob Currier	(Principal Accounting and Financial Officer)

/s/ David Knepper	Director	April 16, 2014
David Knepper

/s/ Judson Hoover	Director	April 16, 2014
Judson Hoover

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